Exhibit 3.1
PACIFIC OFFICE PROPERTIES TRUST, INC.
ARTICLES OF AMENDMENT
TO
ARTICLES SUPPLEMENTARY OF BOARD OF DIRECTORS CLASSIFYING AND
DESIGNATING A SERIES OF PREFERRED STOCK AS PROPORTIONATE VOTING
PREFERRED STOCK AND FIXING DISTRIBUTION AND OTHER PREFERENCES
AND RIGHTS OF SUCH SERIES
     Pacific Office Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The Corporation desires to amend its Articles Supplementary Classifying and Designating a series of preferred stock as Proportionate Voting Preferred Stock (the “Articles Supplementary”) as currently in effect as herein provided.
     SECOND: The Articles Supplementary are hereby amended to read as follows:
     a. Section 1.5. Section 1.5 of the Articles Supplementary is hereby amended in its entirety to read as follows:
     Section 1.5 Restrictions on Transfer
     1.5.1 [Intentionally deleted.]
     1.5.2 Notwithstanding any terms or provisions to the contrary contained herein, the Proportionate Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article VII of the Charter.
     b. Section 1.11. Section 1.11 of the Articles Supplementary is hereby amended in its entirety to read as follows:
     Section 1.11 [Intentionally deleted.]
     THIRD: The foregoing amendment to the Articles Supplementary has been advised and approved by the Board of Directors of the Corporation and approved by the sole stockholder, and is limited to a change expressly authorized by Article VIII of the Company’s Amended and Restated Charter (the “Charter”) and Section 2-604 of the Maryland General Corporation Law.
     FOURTH: The foregoing amendment does not increase any class of the Corporation’s authorized capital stock.

     IN WITNESS WHEREOF, Pacific Office Properties Trust, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on March 9, 2009.

WITNESS:	PACIFIC OFFICE PROPERTIES TRUST, INC.

/s/ Kimberly F. Aquino	By:	/s/ Dallas E. Lucas

Kimberly F. Aquino, Secretary		Dallas E. Lucas, President and
Chief Executive Officer
     THE UNDERSIGNED, President and Chief Executive Officer of Pacific Office Properties Trust, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Dallas E. Lucas
Dallas E. Lucas, President and
Chief Executive Officer

[Amendment to Articles Supplementary for Proportionate Voting Preferred Stock]

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